Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors
YUM! Brands, Inc.:

We consent to the incorporation by reference in the registration statements listed below of YUM! Brands, Inc. and Subsidiaries (YUM) of our report dated February 21, 2018, with respect to the consolidated balance sheets of YUM as of December 31, 2017 and 2016, and the related consolidated statements of income, comprehensive income, cash flows and shareholders’ equity (deficit) for each of the fiscal years in the three-year period ended December 31, 2017 and the related notes (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2017, which report appears in the December 31, 2017 annual report on Form 10-K of YUM.
Our report refers to a change in YUM’s fiscal year whereby YUM changed from a 52-53 week fiscal year to a fiscal year ending on December 31 of each year and eliminated any of the one-month or one-period reporting lags of its international subsidiaries.

Description	Registration Statement Number
Form S-3
Debt Securities	333-188216
Form S-8
Restaurant Deferred Compensation Program	333-36877, 333-32050
Executive Income Deferral Program	333-36955
SharePower Stock Option Plan	333-36961
YUM! Brands 401 (k) Plan	333-36893, 333-32048, 333-109300
YUM! Brands, Inc. Restaurant General Manager Stock Option Plan	333-64547
YUM! Brands, Inc. Long-Term Incentive Plan	333-32052, 333-109299, 333-170929

Louisville, Kentucky
February 21, 2018